EXHIBIT 10.1

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is made and effective as of the 25th of June, 2007 (the “Effective Date”), by and between Extex Consulting, Inc. (hereinafter referred to as “Consultant”) and Unicorp, Inc. (hereinafter referred to as “Company”).

WHEREAS, the Consultant is hired to provide Management and Technical assistance to the Company; and

WHEREAS, the Consultant is willing to enter into an agreement with the Company upon the terms and conditions herein set forth.

NOW, THEREFORE, in consideration of the premises and covenants herein contained, the parties hereto agree as follows:

1.
Term. Subject to the terms and conditions hereof, the term of engagement of the Consultant under this Consulting Agreement shall be for the period commencing on June 1, 2007 (the “Commencement Date”) and terminating on May 30, 2008, unless sooner terminated as provided in accordance with the provisions of Section 5 hereof. (Such term of this agreement is herein sometimes called the “Retained Term”).

2.
Consulting. As of the Commencement Date, the Company hereby agrees to retain the Consultant to provide Management and Technical assistance as may be requested by the Company during the term hereof. Consultant designates it’s employee, William E. Dozier, to provide the service pursuant to this agreement as an Executive of the Company.

3. Duties and Responsibilities.

(a)
Duties. Executive shall perform such duties as are usually performed by a Chief Operating Officer with such duties as assigned from time to time by the Company of a business similar in size and scope as the Company and such other reasonable additional duties as may be prescribed from time-to-time by the Company’s Chief Executive Officer which are reasonable and consistent with the Company’s operations, taking into account Executive’s expertise and job responsibilities. This agreement shall survive any job title or responsibility change. All actions of Consultant shall be subject and subordinate to the review and approval of the Chief Executive Officer and the board of directors. The Chief Executive Officer of the Company shall be the final and exclusive arbiter of all policy decisions relative to the Company’s business (including their subsidiaries).

(b)
Devotion of Time. During the term of this agreement, Consultant agrees to devote the necessary time to the business and affairs of the Company (including its subsidiaries) to the extent necessary to discharge the responsibilities assigned to Consultant and to use reasonable best efforts to perform faithfully and efficiently such responsibilities. However, the Company acknowledges the Consultant is performing said duties on a part time basis and is compensated accordingly. During the term of this Agreement it shall not be a violation of this Agreement for Consultant to manage personal investments or companies in which personal investments are made or perform services for other clients so long as such activities do not interfere with the performance of Consultant’s responsibilities with the Company and which companies are not in direct competition with the Company. The Company acknowledges that the Consultant is currently serving as a board member for Evolution Petroleum Corp. and does not consider this an interference with this Agreement.

4. Compensation and Benefits During the Engagement Term.

(a) Compensation. In exchange, the Company agrees to pay Consultant $10,000 per month.

(b) Reimbursement. The Company agrees to reimburse Consultant for all reasonable ordinary and necessary business and travel related expenses up to $2500 per month. Any additional expenses must be pre-approved verbally or in writing.

(c)
Options. The Consultant shall receive a non-qualified stock option to purchase 500,000 shares at an exercise price of $0.35 per share. The option shall vest according to the following schedule provided that on any vesting date set forth below, Consultant is still engaged as a Consultant for the Company at such date:

(i) 100,000 Options will vest immediately upon the execution of this Agreement;

(ii) 100,000 Options will vest two (2) months from the date of execution of this Agreement;

(iii) 100,000 Options will vest three (3) months from the date of execution of this Agreement;

(iv) 100,000 Options will vest four (4) months from the date of execution of this Agreement; and

(v)100,000 Options will vest five (5) months from the date of execution of this Agreement;

(d)
 Acquisition Bonus. The Consultant will receive a percentage of the gross purchase price of each producing property acquired by the Company during the term of this Agreement. The Consultant must assist in all aspects of each acquisition including identifying, performing due diligence and financing of each acquired property.

  The following table defines how the Consultant is to be paid:

Gross Purchase Price   Fee

       $0 - $2,500,000           2.0%
$2,500,001 - $5,000,000     1.0%
$5,000,001 +         0.5%

The Bonus will be paid in the Company’s common stock and valued at the time of closing and funding of each acquisition. The total purchase price for the Prospects shall be defined as the full value paid for the Prospects based on the actual purchase price paid plus any adjustments paid by the Company to the selling party (“Seller”) which includes any consideration, including stock, debt, and the calculated amount of value assigned to the time between the effective date of purchase and time of closing the Prospects. Any consideration for adjustments or the effective date which cannot be established at the time the closing occurs shall be paid by the Company to the Consultant based upon the final settlement arrangements in the Purchase Sale Agreement executed between the Company and the Seller or other agreement(s) that are binding between the parties. In the event part of the purchase price is deferred, proportional payment to the Consultant will be deferred. The Consultant acknowledges that the Welsh Field and Energy XXI interests in the Southwest Speaks field will not be subject to this Acquisition Bonus fee.

(e)
Succession Fee. If the Consultant notifies the Company at least 30 days prior to the expiration of this Agreement that the Consultant does not intend to renew this Agreement for an extended period of time then the Consultant is entitled to receive a succession fee of 25% of the replacement’s base salary if he identifies and retains a new Chief Operating Officer on behalf of the Company.

(f)
The options shall be evidenced by an option agreement, shall expire in four years, and shall be subject to the terms of the Company’s 2004 Stock Option Plan and such option agreement. Notwithstanding the expiration date, the option (including all vested and unvested options) shall automatically terminate 90 days after the Consultant ceases to be engaged by the Company, provided that if the Consultant is terminated by the Company for Cause, any unvested options shall automatically terminate on the date of the Consultant’s termination. The parties acknowledge that any existence of vesting provisions lasting longer than the Engagement Term is not meant to extend the Engagement Term, and that such vesting provisions do not require the Company to engage the Consultant for any period of time.

5. Termination.

(a)	Consultant's engagement under the Agreement may be terminated under any of the following circumstances:

(i)  Immediately by the Company, upon the death of Consultant.

(ii)  By the Consultant at any time, upon 14 days written notice.

(iii)  Immediately, upon written notice by the Company for Cause which for purposes of the Agreement shall be defined as (i) Consultant’s willful and persistent inattention to his reasonable duties which amounts to gross negligence or willful dishonesty towards, fraud upon, or deliberate injury or attempted injury to, the Company, (ii) Consultant’s willful breach of any term or provision of the Agreement which breach shall have remained substantially uncorrected for 15 days with an opportunity to cure following written notice to the Consultant; or (iii) the commission by Consultant of any act or any failure by Consultant to act involving criminal conduct, whether or not directly relating to the business and affairs of the Company.

(b)
Effects of Termination. In the event that the Agreement is terminated pursuant to Section 5(a) or upon expiration of the term of the Agreement, neither the Consultant nor the Company shall have any further obligations hereunder except for (a) obligations occurring prior to the date of termination, and (b) obligations, promises or covenants contained herein which are expressly made to extend beyond the term of the Agreement.

(c)
Improper Termination. In the event of the Consultant's termination by the Company for any reason other than for Cause or the death of the Consultant, Consultant shall continue to be paid, as severance pay, an amount equal to his fee at the time of termination until the earlier of: (i) the end of the Engagement Term, or (ii) 60 calendar days from the date of the termination. Except for the severance pay the Company shall not have any further obligations hereunder except for (a) obligations occurring prior to the date of termination, and (b) obligations, promises or covenants contained herein which are expressly made to extend beyond the term of the Agreement. Should such termination occur prior to the Consultant vesting in Options set forth in Section 4(c), all unvested Options will immediately vest and be considered part of severance pay.

6.
Revealing of Trade Secrets, etc. Consultant acknowledges the interest of the Company in maintaining the confidentiality of information related to its business and shall not at any time during the Engagement Term or thereafter, directly or indirectly, reveal or cause to be revealed to any person or entity the supplier lists, customer lists or other confidential business information of the Company; provided, however, that the parties acknowledge that it is not the intention of this paragraph to include within its subject matter (a) information not proprietary to the Company, (b) information which is then in the public domain through no fault of Consultant, or (c) information required to be disclosed by law.

7.
Arbitration. If a dispute should arise regarding this Agreement, all claims, disputes, controversies, differences or other matters in question arising out of this relationship shall be settled finally, completely and conclusively by arbitration of a single arbitrator, which is mutually agreed upon, in Houston, Texas, in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the "Rules"). Arbitration shall be initiated by written demand. This Agreement to arbitrate shall be specifically enforceable only in the District Court of Harris County, Texas. A decision of the arbitrator shall be final, conclusive and binding on the Company and the Consultant, and judgment may be entered in the District Court of Harris County, Texas, for enforcement and other benefits. On appointment, the arbitrator shall then proceed to decide the arbitration subjects in accordance with the Rules. Any arbitration held in accordance with this paragraph shall be private and confidential. The matters submitted for arbitration, the hearings and proceedings and the arbitration award shall be kept and maintained in strictest confidence by Consultant and the Company and shall not be discussed, disclosed or communicated to any persons. On request of any party, the record of the proceeding shall be sealed and may not be disclosed except insofar, and only insofar, as may be necessary to enforce the award of the arbitrator and any judgment enforcing an award. The prevailing party shall be entitled to recover reasonable and necessary attorneys' fees and costs from the non-prevailing party.

8.
Survival. In the event that this Agreement shall be terminated, then notwithstanding such termination, the obligations of Consultant pursuant to Section 6 of this Agreement shall survive such termination.

9.
Contents of Agreement, Parties in Interest, Assignment, etc. This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of Consultant hereunder which are of a personal nature shall neither be assigned nor transferred in whole or in part by Consultant. This Agreement shall not be amended except by a written instrument duly executed by the parties.

10.
Severability; Construction. If any term or provision of this Agreement shall be held to be invalid or unenforceable for any reason, such term or provision shall be ineffective to the extent of such invalidity or unenforceability without invalidating the remaining terms and provisions hereof, and this Agreement shall be construed as if such invalid or unenforceable term or provision had not been contained herein. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

11.
Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other party shall be in writing and shall be deemed to have been duly given when delivered personally; or five (5) days after dispatch by registered or certified mail, postage prepaid, return receipt requested; or one (1) day after dispatch by overnight courier service; in each case, to the party to whom the same is so given or made:

If to the Company addressed to:

Unicorp, Inc.
5075 Westheimer, Suite 975
Houston, Texas 77056
Attn: Chief Executive Officer

If to Consultant addressed to:

Extex Consulting, Inc.
3000 Sage #1312
Houston, Texas 77056
Attn: William E .Dozier

or to such other address as the one party shall specify to the other party in writing.

12.
Counterparts and Headings. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all which together shall constitute one and the same instrument. All headings are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

13.
Governing Law; Venue. This Agreement shall be construed and enforced in accordance with, the laws of the State of Texas, without regard to the conflict of laws provisions thereof. Venue of any dispute concerning this Agreement shall be exclusively in Harris County, Texas.

14. Waiver.  The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party’s right to subsequently enforce and compel strict compliance with every provision of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

EXTEX CONSULTING, INC.              UNICORP, INC.

_/s/  William E. Dozier________________       _/s/  Kevan Casey___________________
William E. Dozier                  Kevan Casey, Chief Executive Officer